EXHIBIT 4.1

NOTE PURCHASE AND SECURITY AGREEMENT

THIS NOTE PURCHASE AND SECURITY AGREEMENT is entered as of July 30, 2012, by and among LENCO MOBILE INC., a Delaware corporation (the "Company"), and the individuals listed on the Schedule of Lenders attached hereto (each a "Lender," and collectively the "Lenders").

RECITALS

A.              The Company desires to borrow up to an aggregate of $4,000,000 (the “Maximum Funding Amount”) from the Lenders and each Lender is willing to lend the Company the amount set forth opposite such Lender's name on the Schedule of Lenders attached hereto. Each such advance will be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (each a "Note" and all the "Notes").

B.              The Company's obligations to the Lenders under this Agreement and the Notes will be secured by a first priority security interest in substantially all of the Company's assets.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amount and Terms of the Notes and Warrants.

1.1              Note Purchase. Subject to the terms and conditions of this Agreement, at the Initial Closing (as defined below) or any Additional Closing(s) (as defined below), as applicable, the Company agrees to sell to each Lender, and each Lender severally agrees to purchase from the Company, a Note in the "Principal Amount" set forth opposite such Lender's name on the Schedule of Lenders (each, the “Principal Amount”).

1.2              Warrant Purchase. Subject to the terms and conditions of this Agreement, at the Initial Closing or any Additional Closing(s), as applicable, the Company agrees to sell and issue to each Lender, and each Lender severally agrees to purchase from the Company, a warrant to purchase shares of the Company’s common stock (“Common Stock”), in the form attached hereto as Exhibit B (each, individually, a “Warrant” and collectively, the “Warrants”), exercisable for the maximum number of shares of Common Stock (the “Warrant Stock”) as set forth in each Warrant at an exercise price per share as set forth in the Warrant. The purchase price for the Warrant shall be equal to one-hundredth of one percent (0.01%) of the Principal Amount of each Note purchased by such Lender hereunder, as set forth in the Schedule of Lenders.

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1.3              Pari Passu Obligations. Each Note shall be a pari passu obligation with each other Note. Accordingly, each payment of principal, interest or fees made with respect to any Note shall be made by or shared by each Lender in accordance with the percentage that the original principal amount of such Lender's Note is of the total principal amount of all Lenders set forth on the Schedule of Lenders (the "Applicable Percentage"). If by exercising any right of setoff, or counterclaim or otherwise any Lender shall obtain payment in respect of any principal of or interest on its Note resulting in such Lender receiving payment of a proportion of the aggregate amount of its Note greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the Applicable Percentages, provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. The Company consents to the foregoing and agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

2.              Closings.

2.1              The Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 5 of this Agreement, the purchase and sale of the Notes and the Warrants will take place at the offices of the Company on July 30, 2012, or at such other time and place as the Company and the Lender who have agreed to purchase a majority of the aggregate Principal Amount mutually agree upon (which time and place are referred to as the “Initial Closing”). At the Initial Closing, each Lender will deliver to the Company, as payment in full for the Note to be purchased by such Lender at the Initial Closing, the amount set forth opposite such Lender’s name on the Schedule of Lenders by (a) a check payable to the Company’s order, (b) wire transfer of funds to the Company, or (c) any combination of the foregoing. At the Initial Closing, the Company will deliver to each Lender a duly executed Note in the Principal Amount set forth opposite such Lender’s name on the Schedule of Lenders and a duly executed Warrant to acquire up to the maximum number of shares of Warrant Stock applicable to such Lender.

2.2              Additional Closing(s).

(a)                Subject to the terms and conditions of this Agreement, at any time and from time to time from the date of the Initial Closing and ending on October 15, 2012, the Company may, at one or more additional closings (each an “Additional Closing” and collectively with the Initial Closing, a “Closing”), without obtaining the signature, consent or permission of any of the Lender, offer and sell to other investors, which may include one or more of the Lenders (the “New Lenders”) Notes and Warrants pursuant to this Agreement under the same terms and conditions as set forth in this Agreement, with such Notes having an aggregate Principal Amount of no more than the difference of (i) the Maximum Funding Amount minus (ii) the aggregate Principal Amount of all Notes previously sold hereunder. As set forth above, New Lenders may include persons or entities who are already Lenders under this Agreement.

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(b)               The Company and each New Lender purchasing one or more Notes at an Additional Closing will execute counterpart signature pages to this Agreement, and each New Lender will, upon delivery by such New Lender to the Company of such signature pages, and the payment by such New Lender to the Company of the principal amount of the Note(s) to be purchased by such New Lender and the purchase price for the Warrant(s) to be acquired by such New Lender at such Additional Closing, become a party to, and bound by, this Agreement to the same extent as if such New Lender had been a Lender at the Initial Closing. The obligation of the Company to sell and issue Notes and Warrants to New Lenders at each Additional Closing, and the obligation of each New Lender at each Additional Closing to purchase a Note and Warrant, shall each be subject to satisfaction of the applicable conditions set forth in Sections 2.3 and 2.4 of this Agreement, except that unless otherwise set forth therein, each reference in Section 2.3 and 2.4 to the “Closing” shall instead refer to the applicable Additional Closing. Immediately after each Additional Closing, the Schedule of Lenders attached to this Agreement will be amended, without the consent of any other Lender, to add to the names of the New Lenders purchasing Notes and Warrants at such Additional Closing as “Lenders” hereunder and to set forth the principal amount of each Note and the Warrant purchase price for each New Lender under this Agreement. The Company will promptly furnish to each Lender upon request, a copy of the Schedule of Lenders as amended to the date of such request.

2.3              Conditions to Lenders’ Obligations. The obligations of each Lender under this Section 2 are subject to the fulfillment or waiver, on or before each Closing, as applicable, of each of the following conditions, the waiver of which shall not be effective against any Lender who does not consent to such waiver, which consent may be given by written, oral or telephone communication to the Company, its counsel or to special counsel to the Lenders:

(a)                each of the representations and warranties of the Company contained in Section 4 shall be true and complete in all material respects on and as of such Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing;

(b)               the Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein; and

(c)                the Company shall have executed and delivered to each Lender purchasing a Note at such Closing a Note and a Warrant in the amounts set forth opposite such Lender’s name on the Schedule of Lenders.

2.4              Condition to Company’s Obligations. The obligations of the Company to each Lender under this Agreement are subject to the fulfillment or waiver on or before each Closing of the following conditions by such Lender:

(a)                Each of the representations and warranties of such Lender contained in Section 5 shall be true and complete on the date of such Closing with the same effect as though such representations and warranties had been made on and as of such Closing; and

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(b)               such Lender shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

3.              Security; Covenants.

3.1              Security Interest. As security for the full and prompt payment, in cash, and performance of the Company's obligations under this Agreement and the Notes, the Company hereby grants to the Collateral Agent (as defined below) a security interest in all of the Collateral. As used herein, "Collateral" means (a) all of the Company's and its wholly owned subsidiaries’ (including without limitation, Capital Supreme (Pty) Ltd., dba Multimedia Solutions, Lenco Technology Group Ltd., and Lenco International Ltd., collectively, the “Subsidiaries”) property and rights in and to property, including all accounts, instruments, chattel paper, deposit accounts, documents, general intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, intellectual property, investment property and commercial tort claims, except Excluded Assets; (b) all products, proceeds, rents and profits of the foregoing; (c) all of the Company's and the Subsidiaries’ books and records related to any of the foregoing; and (d) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Company now has or hereafter acquires any rights. "Excluded Assets" means, with respect to each subsidiary of the Company that is not organized under the laws of the United States, more than 65% of the issued and outstanding equity interests of such subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) or such greater percentage as (A) could not reasonably be expected to cause the undistributed earnings of such subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to the Company and (B) could not reasonably be expected to cause any material adverse tax consequences.

3.2              Collateral Agent/Required Lenders. The Lenders agree that the Required Lenders (as defined below) shall either (a) act together as the collateral agent hereunder or (b) appoint a third party as collateral agent hereunder (in each case, the “Collateral Agent”). Each of the Lenders hereby irrevocably appoints the Collateral Agent, and any officer, member, partner, employee or agent of such Collateral Agent, with full power of substitution, to act on such Lender's behalf as the collateral agent hereunder and as the Company’s true and lawful attorney-in-fact with respect to such matters, effective as of the date hereof, with power, upon the Required Lenders’ election. The Collateral Agent shall have all the rights and powers of a secured party under the Uniform Commercial Code, but shall not exercise any of its rights and powers without first obtaining the written consent of the Required Lenders. "Required Lenders" means Lenders holding Notes representing a majority of the Applicable Percentages.

3.3              Permitted Liens. The Company shall keep the Collateral free and clear of all liens, except Permitted Liens. "Permitted Liens" means (a) liens arising by operation of law for taxes, assessments or governmental charges not yet due; (b) statutory liens of mechanics, materialmen, shippers, warehousemen, carriers, and other similar persons for services or materials arising in the ordinary course of business for which payment is not past due; (c) nonconsensual liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (d) liens for taxes or statutory liens of mechanics, materialmen, shippers, warehousemen, carriers and other similar persons for services or materials that are due but are being contested in good faith; (e) liens granted with the consent of the Required Lenders; and (f) liens of a depository institution arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff, or similar rights and remedies as to deposit accounts or other funds maintained with such institution.

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3.4              Dispositions of Collateral. Except for (i) the disposition in the ordinary course of business of equipment no longer useful in the Company's or its Subsidiaries’ business, (ii) the sale or consumption of Collateral in the ordinary course of business, (iii) the licensing of intellectual property of the Company or its Subsidiaries in the ordinary course of the Company’s or Subsidiaries’, as the case may be, business as conducted from time to time and (iv) Permitted Liens, the Company will not permit any lien to exist on any of its assets, nor sell, lease, or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, any of the Collateral.

3.5              Distributions. Unless otherwise agreed to by the Required Lenders, the Company shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of its equity interests, except (i) to the extent that it is obligated to do so under obligations in effect as of the date of this Agreement and (ii) for the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares (x) at the lower of the original purchase price or the then-current fair market value thereof upon the occurrence of certain events, such as the termination of employment or service, or (b) pursuant to a right of first refusal that is approved by the Board of Directors of the Company.

3.6              Additional Covenants. The Company will not, and will not permit any of its Subsidiaries to, without the Required Lenders’ prior written consent, do any of the following: (i) engage in any business other than the business currently engaged in by the Company or reasonably related thereto; (ii) incur or become liable for any Indebtedness other than Permitted Indebtedness (each, as defined below); and (iii) issue any New Securities (as defined below).

3.7              Definitions. As used herein:

(a)                “Indebtedness” shall mean and include the aggregate amount of, without duplication, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (iv) all obligations with respect to capital leases, (v) all guaranty obligations, (vi) all obligations created or arising pursuant to any conditional sale or other title retention agreement with respect to property acquired by such person, (vii) all obligations of such person with respect to vendor advances or any other advances made to such person, and (viii) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

(b)               “Permitted Indebtedness” means (i) the Notes; (ii) Indebtedness existing on the effective date of this Agreement; (iii) Indebtedness to trade creditors incurred in the ordinary course of business; (iv) Indebtedness secured by Permitted Liens; (v) Indebtedness arising from the endorsement of instruments in the ordinary course of business; (vi) Indebtedness the proceeds of which are used to repay all then-outstanding obligations under the Notes; (vii) Indebtedness that is issued with the prior approval of the Required Lenders; and (viii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (i) through (vii) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be.

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(c)                “New Securities” shall mean any Common Stock or preferred stock of the Company (“Preferred Stock”), whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock (collectively, “Convertible Securities”); provided, however, that the term “New Securities” does not include: (i) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock; (ii) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof; (iii) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (iv) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (v) the Warrants or any shares of Common Stock issued pursuant to the exercise of the Warrants; (vi) any shares of Common Stock, Preferred Stock or Convertible Securities (and/or options or warrants therefor) issued or issuable as, or in connection with, any Permitted Indebtedness; and (vii) any shares of Common Stock, Preferred Stock or Convertible Securities (and/or options or warrants therefor) issued or issuable with the prior approval of the Required Lenders.

3.8              Termination. The term of the security interest set forth in Section 3.1 above and the other obligations and restrictions set forth in this Agreement, including under this Section 3, will extend until the aggregate obligations to the Lenders under all Notes have been paid in full, at which time the Company and any of its duly appointed officers are hereby authorized to file any termination statement under the Uniform Commercial Code in effect in any jurisdiction to terminate the financing statements that evidence the security interest in the Collateral created by this Agreement and the Notes. Upon payment in full of such obligations, each Lender will execute and deliver to the Company all deeds, assignments and other instruments, and will take such other actions, as may be necessary or proper to re-vest in the Company full title to the Collateral, subject to any disposition which may have been made by the Lenders pursuant to this Agreement.

3.9              Larson Note. During the five (5) business day period following the effective date of this Agreement, the Company hereby agrees to take all commercially reasonable actions to effect (i) the retirement of all outstanding indebtedness of iLoop Mobile, Inc. to Bridge Bank, N.A. (“Bridge Bank”), (ii) the release of any security interests held by Bridge Bank in the Company or its Subsidiaries’ assets with respect to such outstanding indebtedness and (iii) the issuance of a promissory note, in the principal amount of $2,546,500, to Jorgen Larsen in connection with the transactions described in clause (i) and (ii) above.

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4.              Representations and Warranties of the Company. The Company hereby represents and warrants to the Lenders and Collateral Agent that the statements in the following paragraphs of this Section 4 are all true and complete as of immediately prior to the Initial Closing, except as otherwise indicated:

4.1              Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

4.2              Authorization. All corporate action on the part of the Company necessary for the authorization, execution and delivery of this Agreement, the performance of the Company's obligations hereunder, and the authorization, issuance and delivery of each Note and Warrant has been taken. This Agreement, each Note and each Warrant, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

4.3              Valid Issuance. Each Note, when issued, sold, and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable and, based in part upon the representations of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Each Warrant and all shares of Warrant Stock issuable upon exercise thereof (collectively, with each Note and each Warrant, the “Securities”), when issued, sold, and delivered in accordance with this Agreement and the Warrant, will be duly and validly issued, fully paid and non-assessable and, based in part upon the representations of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

4.4              Noncontravention. The execution, delivery and performance of the Agreement, the consummation of the transactions contemplated hereby and the authorization, issuance and delivery of the Securities will not result in any violation of or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any judgment, order, writ, decree or agreement to which the Company is bound.

5.              Representations and Warranties of Each Lender. Each Lender hereby represents and warrants to the Company that:

5.1              Authorization. This Agreement constitutes such Lender's valid and legally binding obligation enforceable in accordance with its terms.

5.2              Noncontravention. The execution, delivery and performance of the Agreement, the consummation of the transactions contemplated hereby and the authorization, issuance and delivery of the Securities will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, a default under any judgment, order, writ, decree or agreement to which such Lender is bound.

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5.3              Purchase Entirely for Own Account. Such Lender acknowledges that this Agreement is made with such Lender in reliance upon such Lender's representation to the Company that the Securities will be acquired for investment for such Lender's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing any Securities. By executing this Agreement, Lender further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any Securities.

5.4              Disclosure of Information. Such Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire any Securities. Such Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

5.5              Investment Experience. Such Lender is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, such Lender also represents it has not been organized solely for the purpose of acquiring any Securities.

5.6              Accredited Investor. Such Lender is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission ("SEC"), as presently in effect.

5.7              Restricted Securities. Such Lender understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such a Securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. Such Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.8              Further Limitations on Disposition. Without in any way limiting the representations set forth above and any other limitations set forth in the Note and/or Warrant, such Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to make with respect to itself the representations and warranties in and be bound by the covenants of this Section 5 and (a) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) Lender shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, Lender shall have furnished the Company with an opinion of counsel, satisfactory to the Company, that such disposition will not require registration of any Securities under the Act.

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6.              Event of Default; Remedies.

6.1              Event of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)              the Company fails to pay when due any amount payable under any of the Notes;

(b)              any representation or warranty made by the Company in this Agreement is false or misleading in any material respect when furnished or made;

(c)              any default by the Company in the performance of any its obligations under this Agreement, any Note or any Warrant (other than the obligation referred to in subsections (a) and (b)), which default is not cured within 30 days after notice thereof has been given to the Company by Required Lenders; or

(d)              the Company suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or makes a general assignment for the benefit of creditors; the Company files a voluntary petition in bankruptcy, or seeks to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or other Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or other Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against the Company and is not dismissed, stayed or vacated within sixty days thereafter; the Company files an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or the Company or any Subsidiary is adjudicated a bankrupt, or an order for relief is entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors.

6.2              Remedies. During the continuance of any Event of Default (other than an Event of Default referred to in Section 6.1(d)), Required Lenders may, by notice to the Company, declare all or any part of the Company's obligations under the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, and/or take such enforcement action as is permitted under applicable law. Upon the occurrence or existence of any Event of Default described in Section 6.1(d), immediately and without notice, (A) any obligation of Lenders to extend any credit under this Agreement shall automatically cease and terminate, and (B) all Indebtedness of the Company evidenced by the Notes shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company. During the continuance of an Event of Default, Collateral Agent shall, at the direction of the Required Lenders, have all of the rights and remedies of a secured party under the Uniform Commercial Code and all other applicable law, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law.

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7.              Miscellaneous.

7.1              No Transfers of Notes; Successors and Assigns. Except as otherwise set forth in the Notes, no Lender may transfer, assign, pledge, encumber or otherwise convey an interest to part or all of such Lender's Note without the Company's consent, which consent will not be unreasonably withheld. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto (or their respective successors and assigns) any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws provisions thereof.

7.3              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by fax or other electronic imagining means shall be effective as delivery of a manually executed counterpart of this Agreement.

7.4              Notices. Any notice required or permitted under this Agreement or any Note or Warrant shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to such party at the address set forth below, or at such other address as such party may designate by written notice to the other parties.

If to the Company:

Lenco Mobile Inc.

2025 First Avenue, Suite 320

Seattle, WA 98121

Attn: Chief Executive Officer

If to Lenders:

At the addresses shown on the Schedule of Lenders.

7.5              Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any Note, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.6              Entire Agreement. This Agreement, the Notes and the Warrants constitute the entire understanding and agreement among the parties with regard to the subject hereof and thereof.

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7.7              Amendments and Waivers. Any term of this Agreement, the Notes or the Warrants may be amended or waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Required Lenders; provided, however, that no such amendment or waiver shall: (a) extend or increase the commitment of any Lender without the written consent of such Lender; (b) postpone any date fixed for payment of principal, interest or fees due to the Lenders (or any of them) without the written consent of each Lender directly affected thereby; (c) reduce the principal of or the rate of interest specified in any Note without the written consent of each Lender directly affected thereby; or (d) change any provision of this Section 7.7 without the written consent of each Lender.

7.8              Waiver of Jury Trial. EACH OF THE COMPANY AND EACH LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENCO MOBILE INC.

By:	/s/ Matthew R. Harris
Matthew R. Harris, Chief Executive Officer

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENDER: (use if individual)

(signature)

(printed name)

Address:

LENDER: (use if entity)

Pablo Enterprises LLC
(printed name of entity)

By: /s/ Bruce Anderson
Name: Bruce Anderson
Title: Managing Director

Address:

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENDER: (use if individual)
/s/ James L. Liang
(signature)
James L. Liang
(printed name)

Address:

LENDER: (use if entity)

(printed name of entity)

Address:

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENDER: (use if individual)
/s/ Christopher L. Dukelow
(signature)
Christopher L. Dukelow
(printed name)

Address:

LENDER: (use if entity)

(printed name of entity)

Address:

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENDER: (use if individual)
/s/ Bradford C. Berk
(signature)
Bradford C. Berk
(printed name)

Address:

LENDER: (use if entity)

(printed name of entity)

Address:

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENDER: (use if individual)
/s/ Michael Levinsohn
(signature)
Michael Levinsohn
(printed name)

Address:

LENDER: (use if entity)

(printed name of entity)

Address:

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IN WITNESS WHEREOF, the parties have executed this Note Purchase and Security Agreement as of the date first above written.

LENDER: (use if individual)
/s/ Kenneth R. Jensen
(signature)
Kenneth R. Jensen
(printed name)

Address:

LENDER: (use if entity)

(printed name of entity)

Address:

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SCHEDULE OF LENDERS

Initial Closing

(July 30, 2012)

Name of Lender	Principal Amount	Warrant Purchase Price
Pablo Enterprises LLC	$1,499,850	$150
James L. Liang	$399,960	$40
Christopher L Dukelow	$19,998	$2
Bradford C. Berk	$29,997	$3
Michael Levinsohn	$24,497.50	$2.50
Kenneth R. Jensen	$249,975	$25
TOTAL	$2,224,277.50	$222.50

EXHIBIT A

Form of Senior Secured Promissory Note

EXHIBIT B

Form of Warrant